Exhibit 99.1

NEWS RELEASE

	CONTACT:	Dan Crow PR04-114
Hastings		Vice President and
Entertainment, Inc.		Chief Financial Officer
(806) 351-2300, ext. 6000
www.gohastings.com

Hastings Entertainment, Inc. Reports Net Income of $0.40 Per Diluted Share for Fourth Quarter 2004 and $0.49 Per Diluted Share for Fiscal Year 2004

AMARILLO, Texas, March 31, 2005—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three months and full year ended January 31, 2005. Net income was $4.8 million, or $0.40 per diluted share, for the fourth quarter and $5.8 million, or $0.49 per diluted share, for the full fiscal year. These results compare to net income of $12.3 million, or $1.06 per diluted share, and $8.3 million, or $0.72 per diluted share, for the fourth quarter and full fiscal year 2003, respectively, as restated.

Pre-tax income was approximately $8.2 million, or $0.69 per diluted share, for the three months ended January 31, 2005, and pre-tax income was approximately $9.8 million, or $0.82 per diluted share, for the fiscal year ended January 31, 2005. This compares with pre-tax income of approximately $11.0 million and $6.9 million, or $.94 and $0.60 per diluted share, for the three months and full year ended January 31, 2004, respectively.

The results for the three months and year ended January 31, 2004 reflect an income tax benefit of approximately $1.7 million, or $0.15 per diluted share, due to the reversal of a valuation allowance previously applied against our deferred tax asset.

“We were pleased with our fourth quarter sales performance but disappointed that higher expenses attributable to integrating a new warehouse management system, shrinkage and reductions in vendor settlements, along with a shortfall in rental contribution rates, primarily game rental, kept us from realizing additional profits from our strong sales,” said John Marmaduke, Chairman and Chief Executive Officer. “We plan to consolidate the market share gains made in fiscal 2004 by continuing our store remodeling program. The addition of used books to our mix will help us rebrand the chain “Buy Sell Trade Rent” this summer.”

Lease Accounting Matters

On February 7, 2005, the Securities and Exchange Commission (“SEC”) clarified certain lease accounting matters and their application under generally accepted accounting principles. The SEC specifically addressed the depreciable life of leasehold improvements, rent holidays, and landlord-tenant incentives. Like many other retailers, the Company, together with its external auditor, has reviewed its accounting practices with respect to rent holidays and amortization of leasehold improvements. As a result of this review, the Company has determined that certain of its lease accounting practices were not in accordance with the views expressed by the SEC. Therefore, its lease accounting practices required modifications more fully described below.

As a result of these changes, the Company will restate its financial statements for certain quarterly and annual periods in fiscal 2004, 2003, and 2002. Such adjustments resulted in increases in net income per diluted share of $0.01 for the fourth quarters of fiscal 2004 and 2003. Additionally, net income per diluted share increased $0.05 and $0.04 for fiscal years 2004 and 2003, respectively, and beginning shareholders’ equity in fiscal 2002 was reduced by $3.6 million.

Historically, the Company has recorded rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when rent payments began. Rent payments typically began on the store opening date, which had the effect of excluding the build-out period (or rent holiday period) from the calculation of the rent period. Additionally, the Company had amortized certain leasehold improvements over a period longer than allowed by the SEC’s interpretation of related accounting guidance. The restatement adjustments correct such errors. The restatement has no impact on historic or future cash flows or the timing of lease payments.

Summary Comparison fiscal 2004 to 2003

Below is a tabular presentation comparing and reconciling net income and pre-tax income for fiscal years 2004 and 2003. (dollars in thousands, except per share amounts)

	Fiscal Year
	2004	2003
		(as restated)
Pre-tax income	$9,792	$6,918
Income tax expense (benefit)	3,982	(1,358)

Net income	$5,810	$8,276

Per diluted share amounts:
Pre-tax income	$0.82	$0.60
Income tax expense (benefit)	0.33	(0.12)

Net income	$0.49	$0.72

Total revenues for the fourth quarter increased approximately $9.9 million, or 6.1%, to $173.1 million compared to $163.2 million for the fourth quarter of fiscal 2003 primarily resulting from higher merchandise comparable-store revenues (“Comps”) of 6.6%. The largest increases in total merchandise for the quarter were in sales of DVD and video games which increased 27.5% and 47.0%, respectively, as customers continue to build their home-video libraries and turn to Hastings as their complete source for games. These increases were partially offset by a 63.8% decrease in the total sales of VHS, representing the continued migration to DVD, and a decline in rental video Comps of 6.4%, primarily resulting from the continued decline in the rental industry as customers increasingly prefer to purchase and own DVDs.

For the full fiscal year, total revenues of $542.0 million were up $33.7 million, or 6.6%, over fiscal 2003 revenues of $508.3 million primarily resulting from a total Comp increase of 5.0%, including an increase of 7.5% in merchandise comps and a decrease of 4.5% in rental video Comps. The largest increases in total merchandise for the year were in sales of DVD and video games which increased 38.3% and 32.7%, respectively and were partially offset by a decline in total sales of VHS of 45.4%. Comps in our music and book categories increased 1.8% and 1.5%, respectively, for the full fiscal year.

Financial Results for the Fourth Quarter of Fiscal 2004

Revenues. Total revenues for the fourth quarter increased $9.9 million, or 6.1%, to $173.1 million compared to $163.2 million for the fourth quarter of fiscal 2003, resulting principally from an increase of 4.1% in comparable-store revenues (“Comps”). The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended January 31,
	2005		2004		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$145,841	84.3%	$135,073	82.7%	$10,768	8.0%
Rental revenue	27,247	15.7%	28,168	17.3%	(921)	-3.3%

Total revenues	$173,088	100.0%	$163,241	100.0%	$9,847	6.0%

Comparable-store revenues:
Merchandise	6.6%
Rental	-6.4%
Total	4.2%

The higher merchandise Comps were primarily the result of Comp increases in our video for sale and video game categories driven by the increased market for TV on DVD and other collectible series, and strong video game releases during the quarter. Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2005	2004
Music	-1.7%	0.7%
Books	-1.2%	4.7%
Video for sale	7.6%	16.3%
Video games	43.3%	7.5%
Sidelines	22.6%	0.4%

Our decrease in rental Comps reflects a continuing shift to purchase industry-wide, an area we have emphasized. This rental Comp does not include video for sale and video game sell-through revenues, as do most of our ‘rentailing’ competitors. On a comparable basis with our competitors, our total ‘video’ Comp for rental revenues combined with video for sale and video game sell-through revenues was 8.3% for the fourth quarter.

Gross Profit. For the fourth quarter, total gross profit dollars increased approximately $0.5 million, or 0.9%, to $54.7 million from $54.2 million for the same period last year, primarily as a result of higher revenues. As a percentage of total revenues, gross profit decreased to 31.6% for the quarter compared to 33.2% for the same quarter in the prior year, primarily due to a decrease in vendor settlements of approximately $1.2 million, an increase in distribution costs relating to our new warehouse management system of approximately $0.8 million and an increase of approximately $0.6 million in store shrinkage.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $3.1 million to $45.9 million compared to $42.8 million principally from higher occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A increased to 26.5% for the current quarter compared to 26.2% for the same quarter in the prior year.

Financial Results for Fiscal Year 2004

Revenues. Total revenues for fiscal 2004 increased $33.7 million, or 6.6%, to $542.0 million compared to $508.3 million for the same period in the prior year, resulting principally from an increase of 5.0% in comparable-store revenues (“Comps”). The following is a summary of our revenue results (dollars in thousands):

	Fiscal Year Ended January 31,
	2005		2004		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$440,596	81.3%	$404,977	79.7%	$35,619	8.8%
Rental revenue	101,420	18.7%	103,341	20.3%	(1,921)	-1.9%

Total revenues	$542,016	100.0%	$508,318	100.0%	$33,698	6.6%

Comparable-store revenues:
Merchandise	7.5%
Rental	-4.5%
Total	5.0%

The higher merchandise Comps were primarily the result of increases in the following major categories:

	Fiscal Year Ended January 31,
	2005	2004
Music	1.8%	0.7%
Books	1.5%	-7.5%
Video for sale	15.4%	17.7%
Video games	29.6%	34.3%
Sidelines	9.8%	5.2%

Our video Comp increase, including the rental and sell-through revenues from all video and video game products, was 7.9% for the fiscal year ended January 31, 2005.

Gross Profit. For the fiscal year 2004, total gross profit dollars increased approximately $11.6 million, or 6.8%, to $183.1 million from $171.5 million for the same period last year, primarily as a result of higher revenues. As a percentage of total revenues, gross profit was 33.8% for the fiscal year ended January 31, 2005, the same as the prior year.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $8.7 million to $171.3 million for the full fiscal year compared to $162.6 million in the prior year, due primarily to higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A decreased to 31.6% for the fiscal year ended January 31, 2005 compared to 32.0% for prior year.

Guidance

Fiscal 2004 pre-tax earnings of $9.8 million amounted to $0.82 per diluted share, which fell within our forecast of $0.80 to $0.85 that we announced on August 23, 2004, but fell short of the updated guidance of $0.90 to $0.95 that we announced on November 22, 2004.

The guidance for the fiscal year ending January 31, 2006 set forth in the following table, as indicated below under “Safe Harbor Statement,” reflects current estimates, assumptions and expectations, based on information available on the date of this press release. This guidance is subject to uncertainty, as the information upon which it is based will change over time and may change substantially as the fiscal year progresses. We undertake no obligation to update this guidance for such changes, but intend to review such guidance on a fiscal quarterly basis to determine whether we are currently on track with such guidance. Weighted average diluted shares outstanding for the year ending January 31, 2005 were approximately 11.9 million.

Year Ending January 31, 2006:
Comparable store revenue:
Total	3% to 5%
Merchandise	5% to 7%
Rental	(4%) to (6%)
Pre-tax income	$10.6 to $11.2 million
Pre-tax income per diluted share	$0.90 to $0.95
Net income	$6.5 to $6.8 million
Net income per diluted share	$0.55 to $0.58
Weighted average diluted shares outstanding	11,800,000
New stores	1
Average cost per new store (1)	$1,200,000
Expanded/relocated stores	8
Average cost per expanded/relocated stores (1)	$900,000

(1)	Total cost to open a new store, including inventory, net of payables. Total cost of expanded/relocated stores includes incremental inventory, net of payables.

Safe Harbor Statement

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, particularly with respect to items contained in our guidance for fiscal year 2005, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.

We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.

Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	January 31,
	2005	2004
	(unaudited)	(as restated)
Assets
Current Assets
Cash	$9,543	$7,124
Merchandise inventories, net	153,554	138,552
Deferred income taxes, current	3,198	1,779
Other current assets	6,945	7,096

Total current assets	173,240	154,551

Property and equipment, net	80,010	76,037
Deferred income taxes, non-current	308	3,154
Intangible assets, net	542	630
Other assets	16	188

Total assets	$254,116	$234,560

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$243	$221
Trade accounts payable	86,082	82,072
Accrued expenses & other current liabilities	36,166	35,667

Total current liabilities	122,491	117,960

Long-term debt, excluding current maturities	39,603	29,623
Other liabilities	2,248	3,031

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,382	36,598
Retained earnings	55,771	49,962
Treasury stock, at cost	(2,498)	(2,733)

Total shareholders’ equity	89,774	83,946

Total liabilities and shareholders’ equity	$254,116	$234,560

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2005	2004	2005	2004
	(unaudited)	(as restated)	(unaudited)	(as restated)
Merchandise revenue	$145,841	$135,073	$440,596	$404,977
Rental video revenue	27,247	28,168	101,420	103,341

Total revenues	173,088	163,241	542,016	508,318

Merchandise cost of revenue	107,397	97,494	319,107	297,523
Rental video cost of revenue	10,995	11,551	39,791	39,259

Total cost of revenues	118,392	109,045	358,898	336,782

Gross profit	54,696	54,196	183,118	171,536

Selling, general and administrative expenses	45,912	42,810	171,292	162,617
Pre-opening expenses	49	43	409	277

Operating income	8,735	11,343	11,417	8,642

Other income (expense):
Interest expense	(565)	(469)	(1,918)	(2,048)
Interest income	—	—	—	—
Other, net	60	92	293	324

Income before income taxes	8,230	10,966	9,792	6,918

Income tax expense (benefit)	3,394	(1,358)	3,982	(1,358)

Net income	$4,836	$12,324	$5,810	$8,276

Basic income per share	$0.42	$1.09	$0.51	$0.73

Diluted income per share	$0.40	$1.06	$0.49	$0.72

Balance Sheet, Cash Flow and Other Ratios (A)

     (Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2005	2004
Merchandise inventories, net	$153,554	$138,552
Inventory turns, trailing 12 months (B)	1.84	1.90

Long-term debt	$39,603	$29,623
Long-term debt to total capitalization (C)	30.6%	26.1%

Book value (D)	$89,774	$83,946
Book value per share (E)	$7.52	$7.31

	Three months ended January 31,		Fiscal year ended January 31,
	2005	2004	2005	2004
EBITDA (F)	$19,814	$22,591	$53,714	$47,729

Adjusted EBITDA (F)	$9,869	$11,984	$18,572	$16,366

Comparable-store total revenues (G)	4.2%	3.7%	5.0%	1.9%
Comparable-store merchandise revenues (G)	6.6%	4.7%	7.5%	1.7%
Comparable-store rental revenues (G)	-6.4%	-0.6%	-4.5%	2.7%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for fiscal year ended January 31, 2005 divided by average merchandise inventory for the fiscal year ended January 31, 2005.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average shares outstanding for the fiscal year.

(F)	It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental video assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental video assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.

     The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended January 31,		Fiscal year ended January 31,
	2005	2004	2005	2004
Net income	$4,836	$12,325	$5,810	$8,276
Interest expense	565	469	1,918	2,048
Income tax expense (benefit)	3,394	(1,358)	3,982	(1,358)
Depreciation expense	10,997	11,133	41,916	38,676
Amortization expense	22	22	88	87

EBITDA	$19,814	$22,591	$53,714	$47,729

     The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended January 31,		Fiscal year ended January 31,
	2005	2004	2005	2004
Net income	$4,836	$12,325	$5,810	$8,276
Interest expense	565	469	1,918	2,048
Income tax expense (benefit)	3,394	(1,358)	3,982	(1,358)
Depreciation expense	10,997	11,133	41,916	38,676
Amortization expense	22	22	88	87
Purchase of rental video assets	(9,945)	(10,607)	(35,142)	(31,363)

Adjusted EBITDA	$9,869	$11,984	$18,572	$16,366

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated. Sales via the internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

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